Exhibit 99.1

Callaway Golf Announces Marketing Trips With KeyBanc Capital Markets Inc. And Raymond James

CARLSBAD, Calif., Sept. 19, 2016 /PRNewswire/ -- Callaway Golf Company (NYSE:ELY) today announced that it will be meeting with analysts and investors in Detroit, Milwaukee, Chicago, Boston and New York City on Tuesday, September 20th through Friday, September 23rd, 2016.

The Company's presentation materials can be accessed through the Investor Relations section of the Company's website at http://ir.callawaygolf.com.

About Callaway Golf
Through an unwavering commitment to innovation, Callaway Golf Company (NYSE:ELY) creates products designed to make every golfer a better golfer. Callaway Golf Company manufactures and sells golf clubs and golf balls, and sells golf accessories, under the Callaway Golf® and Odyssey® brands worldwide. For more information please visit www.callawaygolf.com.

Contact:	Robert Julian
Patrick Burke
(760) 931-1771

Logo - http://photos.prnewswire.com/prnh/20091203/CGLOGO